EXHIBIT 99.1

Contact:	T. Clay Stinnett Executive Vice President, Treasurer and Chief Financial Officer (502) 625-0890

STOCK YARDS BANCORP DECLARES QUARTERLY CASH DIVIDEND OF $0.29 PER COMMON SHARE;

EXTENDS STOCK REPURCHASE PLAN

LOUISVILLE, Ky. (May 17, 2023) – Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today announced that its Board of Directors has declared a quarterly cash dividend of $0.29 per common share. The dividend, which has been maintained at the prior quarter amount, will be paid on July 3, 2023, to stockholders of record as of June 20, 2023.

Additionally, the Company announced that its Board of Directors has approved an extension of the Company’s Stock Repurchase Plan’s (the Plan’s) expiration date to May 22, 2025. First implemented on May 22, 2019, the Plan authorized the repurchase of one million shares. To date, the Company has repurchased approximately 259,000 shares at an average cost of $35.41 per share with approximately 741,000 shares remaining eligible to be repurchased. Stock repurchases are expected to be made from time to time on the open market, through block trades, in privately negotiated transactions, or pursuant to Rule 10b5-1 subject to applicable securities law. The number of shares repurchased and the timing, manner, process and amount of any repurchases will be determined by the Company in its discretion. The Plan, which will expire in two years unless otherwise further extended or completed at an earlier date, does not obligate the Company to repurchase any specific dollar amount or number of shares prior to the Plan’s expiration. The Plan may be modified, suspended or terminated at any time for any reason and without prior notice. The Company cannot assure the exact number of shares to be repurchased prior to the expiration date of the Plan.

Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by the Company will have the authority under the terms and limitations specified in the Plan to repurchase shares on the Company’s behalf in accordance with the terms of the Plan. The Company does not retain or exercise any discretion over purchases of common stock under the Plan.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $7.67 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.” For more information about Stock Yards Bancorp, visit the Company’s website at www.syb.com.

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